Exhibit 99.1

PRESS RELEASE

Nuvelo Contacts:	Bayer HealthCare Contacts:

Nicole Estrin	Christina Sehnert
Associate Director of Corporate	Global Corporate Communications
Communications & IR	+49 214 30 66102
650-517-8472
nestrin@nuvelo.com

Carolyn Bumgardner Wang
WeissComm Partners, Inc.
415-225-5050 carolyn@weisscommpartners.com

NUVELO AND BAYER HEALTHCARE ENTER COMPREHENSIVE

COLLABORATION AGREEMENT TO MAXIMIZE GLOBAL DEVELOPMENT AND

COMMERCIALIZATION OF ALFIMEPRASE

—Bayer HealthCare to Commercialize in All Territories Outside of the U.S., Nuvelo Retains Full

U.S. Commercialization Rights and Will Receive Rest of World Royalties, Milestone Payments

Totaling $385M and Development Funding —

—Partners to Expand Beyond Current Phase 3 Programs to Develop Alfimeprase for Stroke and

Deep Vein Thrombosis—

—Nuvelo to Host Conference Call/Webcast Today at 8:30 a.m. Eastern Time—

SAN CARLOS, Calif., January 5, 2006 –Nuvelo Inc. (Nasdaq: NUVO) today announced that it has entered into a collaboration agreement with Bayer HealthCare AG (BHC) to maximize the global development and commercialization of alfimeprase, Nuvelo’s lead Phase 3 product candidate. Alfimeprase, a novel, first-in-class thrombolytic or blood clot dissolver that directly degrades fibrin, has been shown in clinical studies to provide rapid clot dissolution with a well tolerated safety profile.

Under the terms of the agreement, Nuvelo will retain all commercialization rights and profits from alfimeprase sales in the United States. BHC will commercialize alfimeprase in all territories outside the U.S. and will pay Nuvelo tiered royalties ranging up to 37.5% that reflect the late-stage development status and significant market potential of alfimeprase.

Nuvelo is eligible to receive up to $385 million in milestone payments including a $50 million up-front cash payment, up to $165 million in development milestones and $170 million in sales and commercialization milestones over the course of the agreement. In addition, BHC will be responsible for 40 percent of the costs for global development programs. Nuvelo will be responsible for 60 percent of the costs and will remain the lead for the design and conduct of the

201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com

global development programs. In 2006, Nuvelo expects to receive payments totaling $90 million, including the $50 million up-front payment and an additional $40 million in shared development expenses and a milestone payment for initiating a Phase 2 proof-of-concept trial in stroke.

“In 2005 we articulated our strategy to pursue a partnership for alfimeprase that would maximize its commercial potential and allow us to accelerate commercialization outside of the U.S. while establishing our own domestic sales force. As part of this strategy, we implemented a rigorous process that garnered substantial interest from multiple potential partners and ultimately enabled us to identify an ideal partner who shared our vision for alfimeprase,” said Ted W. Love, M.D., chairman and chief executive officer of Nuvelo. “Bayer HealthCare proved to be the optimal partner based on its cardiovascular development and commercialization expertise, global reach and ability to provide significant resources to rapidly develop alfimeprase’s full commercial potential.”

“This Phase 3 compound has the potential to be a significant addition to our cardiology/hematology business,” said Wolfgang Plischke, president of Bayer HealthCare’s Pharmaceutical Division. “Thrombosis-related diseases are highly prevalent, and alfimeprase’s ability to rapidly dissolve clots in clinical trials conducted to date suggest it may be the ideal complement to our range of products that address coagulation and thrombosis. We believe alfimeprase has the potential to transform the treatment of patients suffering from thrombotic-related disorders.”

Nuvelo and BHC will jointly engage in a comprehensive global development plan to maximize the clinical and commercial potential of alfimeprase in the U.S. and abroad, as well as establish a worldwide franchise that addresses the unmet medical need of the large number of patients with diseases caused by blood clot formation. Alfimeprase is currently being studied in Phase 3 clinical trials for the potential treatment of acute peripheral arterial occlusion (PAO) and catheter occlusion (CO), and may have utility in a wide range of additional thrombotic-related conditions such as stroke, deep venous thrombosis (DVT) and myocardial infarction. These disorders are among the most common causes of death and morbidity in the Western world. The companies plan to expand beyond the current Phase 3 programs and initiate additional clinical programs with alfimeprase in stroke and DVT. A Phase 2 program in stroke is expected to begin in the second half of 2006 and a Phase 2 program in DVT is expected to begin in 2007.

About Alfimeprase

Alfimeprase is an enzyme produced by recombinant DNA technology that rapidly dissolves blood clots through a unique mechanism of action; it directly degrades fibrin, a protein that provides the scaffolding for blood clots. In clinical studies to date, alfimeprase has been shown to have the ability to degrade peripheral arterial (e.g. leg) clots within four hours of initiation of dosing and to clear occluded catheters in 15 minutes or less. In addition, its lytic activity is localized to the site of delivery due to its rapid inhibition by alpha-2 macroglobulin, a naturally occurring protein in the blood, as soon as it moves away from the clot and into the general circulation. This clearance mechanism helps focus the thrombolytic activity to the site of delivery and, in clinical testing, appears to minimize bleeding side effects.

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Conference Call Information

Nuvelo will hold a conference call today at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 800-573-4842 for domestic callers and 617-224-4327 for international callers and reference pass code 38767795. A telephone replay of the conference call will be available. To access the replay, please dial 888-286-8010 for domestic callers and 617-801-6888 for international callers and reference pass code 64612106.

In addition, this call is being webcast by Thomson/CCBN and can be accessed at Nuvelo’s website at www.nuvelo.com.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo’s clinical pipeline includes alfimeprase, a direct-acting thrombolytic in Phase 3 trials for the treatment of thrombotic-related disorders, and rNAPc2, an anticoagulant that inhibits the factor VIIa and tissue factor complex that is currently in Phase 2 clinical development for acute coronary syndromes. Nuvelo is also progressing a preclinical development candidate, NU206, for the potential treatment of chemotherapy/radiation therapy-induced mucositis. Nuvelo expects to leverage its expertise in secreted proteins and antibody discovery to further expand its pipeline and create additional partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

Please forward business development inquiries to Simon Allen at sallen@nuvelo.com.

About Bayer HealthCare

Bayer HealthCare, a subsidiary of Bayer AG, is one of the world’s leading, innovative companies in the health care and medical products industry based in Leverkusen/Germany. In 2004, the Bayer HealthCare subgroup generated sales amounting to some 8.5 billion Euro. Bayer HealthCare employed 35,300 people worldwide in 2004.

The company combines the global activities of the divisions Animal Health, Consumer Care, Diabetes Care, Diagnostics and Pharmaceuticals. Since January 1, 2006 the new Pharmaceutical Division consists of the former Biological Products and Pharmaceutical Division and now comprises three business units: Hematology/Cardiology, Oncology and Primary Care.

201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com

Bayer HealthCare’s aim is to discover and manufacture innovative products that will improve human and animal health worldwide. The products enhance well-being and quality of life by diagnosing, preventing and treating diseases.

This press release contains “forward-looking statements” regarding the timing and amount of payments that Nuvelo may receive from Bayer HealthCare AG (BHC) under the Collaboration and License Agreement between Nuvelo and BHC, the timing and progress of Nuvelo’s alfimeprase clinical programs, the potential improvement or benefit that Nuvelo’s alfimeprase clinical programs may demonstrate and alfimeprase’s market potential, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s recent annual report on Form 10-K for the year ended December 31, 2004 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

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201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com